EXHIBIT 23.1
Tel: 858-404-9200 Fax: 858-404-9201 www.bdo.com	3570 Carmel Mountain Road Suite 400 San Diego, CA 92130

Consent of Independent Registered Public Accounting Firm

Seelos Therapeutic, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of Seelos Therapeutics, Inc. of our report dated March 28, 2019 relating to the consolidated financial statements of Seelos Therapeutics, Inc. (formerly Apricus Biosciences, Inc.) or the "Company," which is incorporated by reference in that Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ BDO USA, LLP
San Diego, California
November 21, 2019